Exhibit 4.1(b)

Kraft Foods Inc.
Terms of Notes Schedule
(material details)

The Company issued two (2) 4 1/8% Notes due 2009 with an aggregate principal amount of $750,000,000. A specimen of the Notes is filed as Exhibit 4.1(a) hereto.

The material details of the Notes are set forth below:

Quantity	Notes		Principal Amount	CUSIP
2	4 1/8% Notes due 2009	1.	$500,000,000	50075NAM6
		2.	250,000,000	50075NAM6
	Total:		$750,000,000

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